Exhibit 10.19

NORTONLIFELOCK INC. CORPORATION
EXECUTIVE SEVERANCE PLAN
(As Amended and Restated on March 22, 2021)

This Executive Severance Plan (the “Plan”) as amended and restated, applies to two groups of beneficiaries (i) the Chief Executive Officer (“CEO”), President, Executive Vice Presidents and other officers of NortonLifeLock Inc. (the “Company”) who are designated as “Group 1” beneficiaries by the Company’s Compensation Committee and who meet the eligibility requirements set forth below; and (ii) without duplication of those designated as “Group 1” beneficiaries under clause (i) above, all employees of the Company who are at the Senior Vice President or Vice President level, plus any other employees who are designated as “Group 2” beneficiaries by the Company’s Compensation Committee, based on recommendations made by the CEO and who meet the eligibility requirements set forth below (the Group 1 and Group 2 beneficiaries are collectively defined as the “Eligible Employee”). For purposes of the Plan, the term “Company” shall include any direct or indirect subsidiary of NortonLifeLock Inc. to which a Designated Beneficiary is an employee.

Eligibility.

This Plan makes severance pay available only to Eligible Employees who are determined by NortonLifeLock, in its sole and absolute discretion, to be eligible for such benefits. “Eligible Employees are defined under this Plan as individuals who meet the following criteria:

•Those who have been continuously employed by NortonLifeLock; and

•are involuntarily terminated from active employment other than for Cause as defined below; and

•have not been terminated due to the sale of a business, a part of a business, divestiture or spin-off, and offered employment in connection therewith upon terms and conditions substantially identical to those in effect immediately prior to such sale, divestiture or spin-off ; and

•did not terminate employment because of death, disability or retirement; and

•are not entitled to severance or similar benefits under any other plan, fund, program, policy, arrangement or individualized written agreement providing for severance benefits that is sponsored or funded by NortonLifeLock; and

•have signed, submitted and not revoked a Release of Claims within the period of time designated by NortonLifeLock.

“Cause” means any or all of the following: (i) failure to perform, to the reasonable satisfaction of the Company, the employee’s duties and/or responsibilities, as assigned or delegated by the Company  (ii) commission of a felony or crime of moral turpitude, including but not limited to embezzlement or fraud (iii) material breach of the terms of the employee’s employment agreement, confidentiality and intellectual property agreement or any other agreement by and between employee and the Company (iv) commission of any act of dishonesty, misconduct or fraud in any way impacting the Company, its clients, or its affiliates; (v) any misconduct which brings the Company into disrepute, including conduct that injures or impairs the Company's business prospects, reputation or standing in the community; (vi) violation of Company policies, including, without limitation, any violation of the Company’s Code of

Conduct and Global Workforce Inclusion Policies; provided, however, that the Company shall allow employee a reasonable opportunity (but not in excess of 10 calendar days) to cure, to the reasonable satisfaction of the Company, any act or omission applicable to part (i), (iii), or (vi) above, if curable in the Company’s determination; provided, further, that it is understood that willful or grossly negligent acts or omissions will not be curable.

Severance Pay.

Severance pay under this Plan is equal to:

For Group 1 employees, one (1) times the sum of such Eligible Employee’s base salary in effect at the time of his or her involuntary termination. Severance pay will be paid in a single, lump-sum payment minus taxes, any amounts owed to NortonLifeLock, and any legally required deductions.

For Group 2 employees, the greater of (i) six (6) months of such Eligible Employee’s base salary in effect at the time of his or her involuntary termination, or (ii) ten (10) weeks of such Eligible Employee’s base salary for the first year of service plus the amount that is calculated by multiplying two (2) weeks of base pay times the number of years of such Eligible Employee’s base salary in effect at the time of his or her involuntary termination for each year of service after year one (prorated through such Eligible Employee’s termination date).

Severance will be paid ONLY if the Eligible Employee signs, submits and does not revoke a Release of Claims. Release of Claims will be provided no later than termination of employment and must be signed and returned within 45 days. Severance will be paid as soon as administratively feasible after the applicable revocation period (if any) has passed and no later than 2.5 months from the employment termination date.

Outplacement Benefits.

NortonLifeLock will provide Eligible Employees with six months of outplacement services, including counseling and guidance, to assist in securing subsequent employment.

Executive Annual Incentive Plan Payout.

NortonLifeLock shall make an additional payment to Eligible Executives who were employed in good standing for a minimum of six (6) months prior to his or her termination date as follows: (i) if the termination date occurs in the second half of a fiscal year, the additional payment shall be equivalent to 75% of the Eligible Executive’s prorated target incentive bonus under the Executive Annual Incentive Plan (the “EAIP”) in effect for such fiscal year or (ii) if the termination date occurs following the end of a fiscal year but prior to the EAIP payout date, the additional payment shall be equivalent to 75% of the Eligible Executive’s prorated (if applicable) target incentive bonus under the EAIP in effect for such prior year. Any payments made under this paragraph shall be subject to all terms and conditions of the EAIP then in effect, and shall be paid ONLY if the Executive signs, submits and does not revoke a Release of Claims.

Insurance Benefits.

Upon termination of employment, Eligible Employees must make a “COBRA” election in order to continue their coverage under NortonLifeLock's group health plans, at the same level of coverage that they were receiving as an active employee immediately before their termination of employment. COBRA continuation coverage is available for NortonLifeLock's group health plans that provide medical, prescription, dental, vision, mental health/substance abuse and employee assistance program benefits, as well as for the Health Care Flexible Spending Account under NortonLifeLock's Flexible Benefits Plan. NortonLifeLock will pay the COBRA premium for twelve (12) months for eligible Group 1 employees and six (6) months for eligible Group 2 employees. Thereafter, any Eligible Employee will be solely responsible for paying the entire amount of any eligible ongoingCOBRA premiums for their continuation coverage.

No Employment Agreement.

Nothing contained in this Plan shall be construed as a contract of employment between NortonLifeLock and any Eligible Employee, as a right of any employee to be continued in the employment of NortonLifeLock, or as a limitation on the right of NortonLifeLock to discharge any of its employees with or without cause. Furthermore, nothing contained in this Plan shall be construed as entitling any terminated Eligible Employee to severance pay or other benefits unless that Eligible Employee is eligible for, and meets all requirements for, specific severance benefits described in accordance with the terms of this Plan.

Governing Law.

This Plan shall be subject to, and governed by, the laws of the State of California applicable to agreements made and to be performed entirely therein.

Interpretation and Construction.

The provisions of this Plan are intended to comply with the provisions of Code Section 409A. If any provision of this Plan is subject to more than one interpretation or construction, such ambiguity shall be resolved in favor of that interpretation or construction which is consistent with such provisions not being subject to the provisions of Section 409A.